Exhibit 21

Subsidiaries of Greystone Housing Impact Investors LP

Name	Jurisdiction of Organization
Greens of Pine Glen - AmFirst LP Holding Corporation	Delaware
ATAX TEBS I, LLC	Delaware
ATAX TEBS II, LLC	Delaware
ATAX TEBS III, LLC	Delaware
ATAX TEBS IV, LLC	Delaware
ATAX Vantage Holdings, LLC	Delaware
ATAX TEBS Holdings, LLC	Delaware
Lindo Paseo, LLC	Delaware
ATAX Freestone Holdings, LLC	Delaware
ATAX Senior Housing Holdings I LLC	Delaware
ATAX Great Hill Holdings LLC	Delaware
GHI-BIO AC Debt JV MM LLC	Delaware
GHI South Carolina Holdings LLC	Delaware
GHI South Carolina Century Plaza LLC	Delaware
GHI South Carolina Sondrio LLC	Delaware
GHI South Carolina Vietti LLC	Delaware
GHI South Carolina Windsor LLC	Delaware